Exhibit 10.25
Amendment to Amended and Restated Consulting Agreement
This Amendment to Amended and Restated Consulting Agreement (this “Amendment”) is made on December 5, 2023 but effective as of October 1, 2023 (the “Amendment Effective Date”) by and between Light & Wonder, Inc. (formerly known as Scientific Games Corporation), a Nevada corporation, (the “Company”) and Toni Korsanos Pty Ltd as trustee for Toni Korsanos Trust (“Consultant”).
WHEREAS, Consultant was a party to that Amended and Restated Consulting Agreement dated August 20, 2019 with the Company (the “Prior Agreement”) under which Consultant provided consulting services to the Company;
WHEREAS, the parties entered into an Amended and Restated Consulting Agreement (the “Agreement”) as of October 1, 2020;
WHEREAS, the Company and Consultant, in the case of the Company, following review and analysis by the independent compensation consultant to the Compensation Committee of the Board, agree that this Amendment appropriately reflects, and compensates Consultant for, continued consulting services;
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Fees. In lieu of an increase to the fees set forth in Section 3.1 of the Agreement, the fees will remain the same and Principal will receive an equity grant in the amount of 4,252 RSUs vesting equally over three years on October 1, 2024, October 1, 2025, and October 1, 2026 (the “Consulting Fee RSU Grant”) which will be governed by the terms of the award agreement for such grant.
2.Contract Renewal RSU Award. Additionally, in consideration for the renewal of the Agreement, Principal will receive an equity grant in the amount of 10,000 RSUs vesting equally over three years on October 1, 2024, October 1, 2025, and October 1, 2026 (the “Contract Renewal RSU Grant”) which will be governed by the terms of the award agreement for such grant.
3.Term of the Agreement. The Parties agree that the Term of the Agreement, as set forth in Section 5.1, is extended until September 30, 2026, and that the Term shall continue to be subject to automatic renewals per the provisions of Section 5.1.
4.Pro Rata Vesting in the Event of Early Termination of the Agreement. A new section 5.6 is added to the Agreement.
5.6    Effect of Early Termination on the Consulting Fee RSU Grant and the Contract Renewal RSU Grant. The terms of the award agreements will govern the treatment of the Consulting Fee RSU Grant and the Contract Renewal RSU Grant (together, the “Amendment Equity Grants”) in the event of the termination of this Agreement. However, notwithstanding anything to the contrary in such award agreement for the Amendment Equity Grants, including but not limited to Section 8(a) of the award agreement, in the event that (a) the Company provides Consultant notice of the early termination of the Agreement in accordance with Section 5.1 of the Agreement, or (b) Consultant properly gives notice of the early termination of the Agreement under Section 5.1 of the Agreement, Principal will be entitled to a “Pro Rata Portion” of the unvested portion of the Amendment Equity Grants so long as she provides transition assistance and otherwise cooperates with reasonable requests of the

Company during the notice period. For purposes of this Agreement, “Pro Rata Portion” means a number of RSUs equal to the number of RSUs subject to the respective awards multiplied by a fraction, the numerator of which is equal to the number of days elapsed from the Amendment Effective Date through the date that the Agreement is terminated (the “Agreement Termination Date”), inclusive, and the denominator of which is 1,096; provided that, the Pro Rata Portion shall be reduced by the number of RSUs of the respective award that have otherwise vested on or prior to the Agreement Termination Date.
For the avoidance of doubt, this Amendment constitutes the “Award notice” as that term is used in Section 8(a) of the award agreement.
5.References to Scientific Games Corporation. The parties acknowledge that all references to “Scientific Games Corporation” in the Agreement will be changed to Light & Wonder, Inc.
6.Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.
7.This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment on December 5, 2023.
LIGHT & WONDER, INC.

By: /s/ James Sottile
Name: James Sottile
Title: EVP and Chief Legal Officer

TONI KORSANOS PTY LTD AS TRUSTEE FOR TONI KORSANOS TRUST

By: /s/ Antonia Korsanos
Name: Antonia Korsanos
Title: Director

I acknowledge the terms and conditions of this Amended and Restated Consulting Agreement and that I am bound by them in my individual capacity as the principal of the Consultant:

PRINCIPAL:
/s/ Antonia Korsanos
Antonia Korsanos

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